                                                                    EXHIBIT 99.1

                           FIRST CHARTER CORPORATION
                             22 Union Street, North
                         Concord, North Carolina 28025

        ----------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 10, 1997
        ----------------------------------------------------------------

TO THE SHAREHOLDERS:

     Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of First Charter Corporation ("First Charter") will be held at the corporate and operations center of First Charter, located at 22 Union Street, North, in Concord, North Carolina, on December 10, 1997 at 9:00 a.m. for the following purposes:


          1. To consider and vote on a proposal to approve the Agreement and Plan of Merger dated August 15, 1997 by and between First Charter and Carolina State Bank ("CSB"), and the transactions contemplated thereby, which include, among other things (i) the merger of CSB with and into First Charter National Bank, a national bank subsidiary of First Charter (the "Merger"), at the effective time of the Merger and (ii) the issuance of
     1.023 shares of First Charter's common stock, $5 par value, for each outstanding share of CSB's common stock, $4.50 par value, upon consummation of the Merger, as more fully described in the enclosed Joint Proxy Statement-Prospectus;


          2. To consider and vote on a proposal to approve the Amended and Restated Articles of Incorporation of First Charter, which include amendments to (i) increase the number of shares of common stock that First Charter is authorized to issue from 10,000,000 to 25,000,000, and (ii) make certain technical changes to conform the Articles of Incorporation to changes in the North Carolina Business Corporation Act, as more fully described in the enclosed Joint Proxy Statement-Prospectus; and


          3. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


     Pursuant to the provisions of the North Carolina Business Corporation Act, October 24, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and, accordingly, only holders of First Charter's common stock of record at the close of business on that date will be entitled to notice of and to vote at such meeting and at any adjournment or adjournments thereof.

APPROVAL OF THE MATTERS DESCRIBED IN 1 AND 2 ABOVE REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF FIRST CHARTER'S COMMON STOCK VOTED WITH RESPECT THERETO. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOU MARK, DATE, SIGN AND RETURN PROMPTLY THE PROXY CARD IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING AND DESIRE TO REVOKE YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO. IN ANY EVENT, A PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

                                         By Order of the Board of Directors
                                         JAMES W. TOWNSEND, JR.
                                         SECRETARY

Concord, North Carolina
October   , 1997